EXHIBIT 32.1

CERTIFICATION

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Shermen WSC Acquisition Corp. (the “Company”) hereby certifies that, to the best of his knowledge, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

	By:	/s/ Francis P. Jenkins, Jr.
	Name:	Francis P. Jenkins, Jr.
	Title:	Chairman, Chief Executive Officer and President
Date: March 11, 2009

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.